Exhibit 1.2

[Translation]

SHARE HANDLING REGULATIONS

April 1, 2012

HONDA MOTOR CO., LTD.

Record of Resolutions of the Meeting of the Board of Directors

April 27, 1953	Amended
December 30, 1953	Amended
April 27, 1957	Amended
April 28, 1960	Amended
December 1, 1962	Amended
March 31, 1967	Amended
August 19, 1968	Amended
February 28, 1972	Amended
December 19, 1977	Amended
May 28, 1981	Amended
October 1, 1982	Amended
November 14, 1991	Amended
October 1, 1999	Amended
April 1, 2000	Amended
May 12, 2000	Amended
December 4, 2000	Amended
October 4, 2001	Amended
June 25, 2002	Amended
April 1, 2003	Amended
June 24, 2003	Amended
June 23, 2004	Amended
January 31, 2006	Amended
May 16, 2006	Amended
June 23, 2006	Amended
January 5, 2009	Amended
June 23, 2009	Amended
April 1, 2012	Amended

SHARE HANDLING REGULATIONS

CHAPTER I. GENERAL PROVISIONS

Article 1.    (Purpose)

The procedures related to exercising the rights of shareholders and other matters concerning the handling of shares of the Company shall be governed by the provisions set forth by the Japan Securities Depository Center, Inc., which is a Book-Entry Transfer Institution (hereinafter referred to as the “Transfer Institution”), and by the securities companies and other entities, which are Account Management Institutions (hereinafter referred to as the “Securities Companies and Others”), as well as by these regulations in accordance with the provisions of Articles 8 and 9 of the Articles of Incorporation of the Company.

Article 2.    (Shareholders’ Register Manager)

The shareholders’ register manager of the Company and its place of operations are as follows:

Shareholders’ register manager:

Sumitomo Mitsui Trust Bank, Limited

4-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Place of operations of the shareholders’ register manager:

Sumitomo Mitsui Trust Bank, Limited, Stock Transfer Business Planning Agency Department

4-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

CHAPTER II. ENTRIES IN THE SHAREHOLDERS’ REGISTER, ETC.

Article 3.    (Entries in the Shareholders’ Register)

1. Changes in items contained in the shareholders’ register shall be made pursuant to notices concerning all shareholders given by the Transfer Institution (excluding the notices (hereinafter referred to as the “Notices concerning Specific Shareholders”) provided by Article 154, paragraph 3 of the Law Concerning Transfer of Bonds, Shares, Etc. (hereinafter referred to as the “Transfer Law”).

2. In addition to the provisions of the previous paragraph, in the case of issuing new shares or in other cases provided by laws and regulations, entries and changes are made in the shareholders’ register without notice from the Transfer Institution.

3. Entries will be made in the shareholders’ register using the letters and symbols specified by the Transfer Institution.

CHAPTER III. NOTIFICATIONS

Article 4.    (Notification of the Names and Addresses of Shareholders)

Shareholders shall notify the Company of their names and addresses through the Securities Companies and Others and/or the Transfer Institution in accordance with the provisions set forth by the Transfer Institution. In case of any change in the names and addresses of shareholders, the same procedures shall apply.

Article 5.    (Notification of the Place Where Shareholders Residing Abroad Will Receive Notices)

Each of the shareholders and registered pledgees of shares residing abroad or their statutory agents shall appoint a standing proxy in Japan, or specify an address in Japan where they will receive notices, and notify the name and address of their standing proxy or the place where notices are to be received through the Securities Companies and Others and/or the Transfer Institution in accordance with the provisions set forth by the Transfer Institution. In case of any change in such matters or removal of such proxy, the same procedures shall apply.

Article 6.    (Representative of a Corporation)

If a shareholder is a corporation, notification of one (1) representative shall be made through the Securities Companies and Others and/or the Transfer Institution in accordance with the provisions set forth by the Transfer Institution. In case of any change of such representative, the same procedures shall apply.

Article 7.    (Representative of Joint Shareholders)

Shareholders who jointly own shares shall appoint one (1) representative and submit a notification through the Securities Companies and Others and/or the Transfer Institution in accordance with the provisions set forth by the Transfer Institution. In case of any change of such representative, the same procedures shall apply.

Article 8.    (Statutory Agents)

Parental authorities, guardians or other statutory agents of shareholders shall submit a notification of the name and address of such agents through the Securities Companies and Others and/or the Transfer Institution in accordance with the provisions set forth by the Transfer Institution. In case of any change or cancellation of such agent, the same procedures shall apply.

Article 9.    (Method for Confirmation through the Transfer Institution)

When a notification of a shareholder to the Company was submitted through the Securities Companies and Others and/or the Transfer Institution, such notification shall be deemed to have been made by the relevant shareholder.

CHAPTER IV. CONFIRMATION OF SHAREHOLDERS

Article 10.    (Confirmation of Shareholders)

1. When shareholders (including those with respect to whom the Notices concerning Specific Shareholders are given) make requests or otherwise exercise their rights as shareholders (hereinafter referred to as “Requests”), the shareholders shall attach or provide evidence that the shareholder in question has made the Request himself or herself (hereinafter referred to as the “Documentary Evidence”). However, if the Company is able to confirm that the Request has been submitted by the relevant shareholder, such Documentary Evidence will not be necessary.

2. If a Request is made by a shareholder to the Company through the Securities Companies and Others and/or the Transfer Institution, it will be deemed to be a Request from the relevant shareholder and Documentary Evidence will not be necessary.

3. If an agent makes a Request, such agent shall attach a power of attorney either signed by the shareholder or with his/her name and seal affixed in addition to implementing the procedures set out in paragraphs 1 and 2 above. The power of attorney must state the name and address of the person who is granted authority.

4. The provisions of paragraphs 1 and 2 above also apply to an agent, mutatis mutandis.

CHAPTER V. PROCEDURES FOR EXERCISE OF MINORITY SHAREHOLDERS’ RIGHTS, ETC.

Article 11.    (Procedures for Exercise of Minority Shareholders’ Rights, Etc.)

When minority shareholders’ rights as stipulated in Article 147, paragraph 4 of the Transfer Law are exercised directly to the Company, the exercising shareholder shall submit the request in writing bearing the signature or the name and seal of the shareholder with an acceptance form of a Notice concerning Specific Shareholders attached.

CHAPTER VI. PURCHASE OF SHARES LESS THAN ONE UNIT

Article 12.    (Method for Requesting Purchase of Shares Less than One Unit)

When any shareholder requests the Company to purchase shares of less than one unit, the shareholder shall submit the request through the Securities Companies and Others and/or the Transfer Institution in accordance with the provisions set forth by the Transfer Institution.

Article 13.    (Determination of Purchase Price)

When a request set out in the preceding Article is made, the purchase price shall be obtained by multiplying the number of shares to be purchased by the last price per share of the shares of the Company in trading on the Tokyo Stock Exchange on the day on which the request reached the place of operations of the shareholders’ register manager provided in Article 2. If there is no trading on that day, or if that day is a holiday of the Stock Exchange, the price per share to be used shall be the first trading price effected thereafter.

Article 14.    (Payment of Proceeds for Purchase)

1. The proceeds for purchase shall be paid by the Company on the fourth (4th) business day from and including the day immediately following the day on which the purchase price was determined, unless the Company provides otherwise. However, if the proceeds for purchase involve a price cum rights, such as one relating to distribution of surplus, stock split and allotment of shares without consideration, the proceeds for the purchase shall be paid by the relevant record date or allotment date.

2. At the time of making payment of the proceeds for purchase stated in the preceding paragraph, the fees prescribed in Article 23 will be deducted.

Article 15.    (Transfer of Shares Purchased)

1. The shares less than one unit requested for purchase will be transferred to the transfer account of the Company on the day on which payment procedures for the proceeds for purchase have been completed pursuant to the preceding Article. However, in the case of delay in receiving the proceeds by the shareholder who has requested the purchase of shares, the shares less than one unit concerned shall be transferred to the transfer account of the Company on the day on which the Company makes a verbal presentation (or, in the case of delivering a reminder by mail, on the day when such mail is dispatched).

2. Notwithstanding the provisions of the preceding paragraph, if the purchase price of shares less than one unit in respect of which the Company has received a request for purchase is a price cum rights, such as one relating to distribution of surplus, stock split and allotment of shares without consideration, and the date for determining the shareholders entitled to exercise such rights passes without the purchase proceeds being received by the shareholder who requested purchase of the shares, such shares shall be transferred to the transfer account of the Company at the close of business on that day.

CHAPTER VII. REQUESTS FOR SALE OF SHARES LESS THAN ONE UNIT

Article 16.    (Method for Making Requests for Sale of Shares Less than One Unit)

When any shareholder of shares less than one unit requests the Company a sale of a number of shares less than one unit that will, when added to the shares less than one unit already held by that shareholder, constitute one unit of shares (hereinafter referred to as the “Additional Purchase Request”), the shareholder shall submit the request through the Securities Companies and Others and/or the Transfer Institution in accordance with the provisions set forth by the Transfer Institution.

Article 17.    (Additional Purchase Requests Exceeding the Balance of Treasury Shares)

If the total number of shares for which Additional Purchase Requests are made on the same day exceeds the number of the transferable treasury shares held by the Company (excluding those treasury shares held for specific purposes), and the order in which such requests were made is not able to be determined, all Additional Purchase Requests made on such day shall not be effective.

Article 18.    (Effective Date of Additional Purchase Requests)

An Additional Purchase Request shall become effective on the day on which such request arrives at the place of operations of the shareholders’ register manager provided in Article 2 in accordance with the provisions of Article 16.

Article 19.    (Periods during which Additional Purchase Requests Are Not Accepted)

1. The Company will suspend the acceptance of any Additional Purchase Request during the periods commencing on the 10th business day prior to the dates listed below and ending on such dates, respectively:

(1)	June 30

(2)	September 30

(3)	December 31

(4)	March 31

(5)	Other dates for determination of shareholders that may be provided by the Transfer Institution

2. Notwithstanding the provisions of the preceding paragraph, the Company may set other periods during which the acceptance of Additional Purchase Requests is suspended if the Company deems it necessary.

Article 20.    (Determination of the Price of Shares to Be Additionally Purchased)

1. The price per share of shares to be additionally purchased shall be the last price per share of the shares of the Company in trading on the Tokyo Stock Exchange on the day on which the relevant Additional Purchase Request becomes effective. If there is no trading on that day, or if such day is a holiday of the Stock Exchange, the price per share to be used shall be the first trading price effected thereafter.

2. The price of shares to be additionally purchased shall be the price per share determined in accordance with the preceding paragraph multiplied by the number of shares for which the Additional Purchase Request has been made.

Article 21.    (Transfer of Shares Additionally Purchased)

An application for the transfer of the treasury shares for which an Additional Purchase Request has been made to the transfer account of the shareholder making the Additional Purchase Request will be made on the day of confirmation of the transfer of proceeds to the bank account specified by the Company for the additional purchase of shares, together with the fees prescribed in Article 23, in accordance with the provisions set forth by the Transfer Institution.

CHAPTER VIII. SPECIAL PROCEDURES FOR SPECIAL ACCOUNTS

Article 22.    (Special Procedures for Special Accounts)

Confirmation of the identity of shareholders for whom special accounts have been opened, related fees, and other matters relating to special accounts shall be handled in accordance with the provisions set forth by the Transfer Institution as well as those set forth by the Account Management Institution at which such special accounts have been opened.

CHAPTER IX. FEES

Article 23.    (Fees)

1. When a shareholder requests a purchase by the Company of shares of less than one unit in accordance with the provisions set out in Article 12, or makes an Additional Purchase Request in accordance with the provisions set out in Article 16, the shareholder shall pay the fees which are provided separately.

2. The fees payable by shareholders to the Securities Companies and Others and/or the Transfer Institution will be borne by the shareholders.